Exhibit 10.1

UTSTARCOM, INC.

COMMON STOCK PURCHASE AGREEMENT

February 1, 2010

i

TABLE OF CONTENTS

(continued)

ii

Schedules

Schedule 4.10	—	PRC Approvals

Exhibits

Exhibit A	—	Stockholders Rights Agreement

iii

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of February 1, 2010 by and between UTStarcom, Inc., a Delaware corporation (the “Company”), and Beijing E-Town International Investment and Development Co., Ltd., a company incorporated under the laws of the People’s Republic of China (the “Purchaser”).

WHEREAS, the parties desire that the Purchaser makes an equity investment in the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement (i) in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the SEC (as defined below) under Section 4(2) of the Securities Act (as defined below), or (ii) pursuant to Regulation S promulgated under the Securities Act (“Regulation S”); and

WHEREAS, the shares of Common Stock (as defined below) issued to the Purchaser pursuant to this Agreement shall have the registration and other rights as evidenced by the Stockholders Rights Agreement in the form attached hereto as Exhibit A, dated as of the date hereof and entered into among the Company and the Purchaser (the “Stockholders Rights Agreement”).

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.

1.1           As used in this Agreement, the following terms shall have the following respective meanings:

(a)           “CFIUS” shall mean the Committee on Foreign Investment in the United States.

(b)           “Common Stock” shall mean the common stock of the Company, par value US$0.00125 per share.

(c)           “Company Intellectual Property” shall mean all of the Intellectual Property owned by the Company or any of its Subsidiaries.

(d)           “Company Intellectual Property Agreements” shall mean the contracts in effect as of the date of this Agreement: (i) under which the Company or any of its Subsidiaries is granted a right to any third party’s Intellectual Property that is material to the operation of the Company’s business as a whole, other than licenses and related services agreements for commercially available technology or Intellectual Property, or (ii) under which the Company or any of its Subsidiaries has licensed to third parties rights under any material Company Intellectual Property, other than customer, developer and reseller licenses and other agreements entered into in the ordinary course of business or in connection with the sale or licensing of Company products or services.

(e)           “Company Options” shall mean options to purchase Common Stock under any of the Company Options Plans.

(f)            “Company Purchase Plan” shall mean the Company Employee Stock Purchase Plan.

(g)           “Company Restricted Stock Unit” shall mean restricted stock units, performance units, performance shares and restricted shares of Common Stock under any of the Company Option Plans.

(h)           “Company Stock Option Plan” shall mean each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any employee, whether payable in cash, shares or otherwise, (to the extent not issued pursuant to any of the foregoing plans) or other plan or contract of any nature with any employee pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or otherwise issued, but, in any case excluding the Company Purchase Plans.

(i)            “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(j)            “GAAP” shall mean United States generally accepted accounting principles.

(k)           “Governmental Entity” shall mean any national, provincial, state, municipal, local government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(l)            “Intellectual Property” shall mean the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor; (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding rights in works of authorship, however denominated; (iii) rights in industrial designs and any registrations and applications therefor; (iv) trademark rights and corresponding rights in trade names, logos and service marks, trademark or service mark, and registrations and applications therefor; (v) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing anywhere in the world (as applicable).

(m)          “Knowledge” shall mean, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General

Counsel of such party, has actual knowledge (and not constructive or imputed knowledge) of such matter.

(n)           “Legal Requirements” shall mean any national, provincial, state, municipal, local or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(o)           “Lien” shall mean any pledge, claim, lien, charge, encumbrance, option and security interest of any kind or nature whatsoever.

(p)           “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), that is materially adverse to the business, assets, financial condition or results of operations of such entity taken as a whole with its Subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on any entity:

(i)            any Effect resulting from compliance with the terms and conditions of this Agreement;

(ii)           any change in such entity’s stock price or trading volume;

(iii)          any Effect resulting from any failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect);

(iv)          any Effect that results from changes affecting any of the industries in which such entity operates generally or the economies of the United States or the PRC, or any other region in the world (only to the extent such Effect does not have a substantially disproportionate impact on the entity relative to other companies of comparable size or larger operating in the same industries and geographies in which the entity operates);

(v)           any Effect that results from changes in political conditions in the United States or the PRC, or any other region in the world (only to the extent such Effect does not have a substantially disproportionate impact on the entity relative to other companies of comparable size or larger operating in the same industries and geographies in the world);

(vi)          any Effect that results from an act of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the

United States or the PRC, or any other region in the world (only to the extent such Effect does not have a substantially disproportionate impact on the entity relative to other companies of comparable size or larger operating in the same industries and geographies in the world);

(vii)         any Effect that results from an earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, weather condition or other force majeure event in the United States or the PRC, or any other region in the world (only to the extent such Effect does not have a substantially disproportionate impact on the entity relative to other companies of comparable size or larger operating in the same industries and geographies in the world);

(viii)        any Effect that results from changes affecting general worldwide economic or capital market conditions;

(ix)           the availability or cost of equity, debt or other financing;

(x)            any Effect related to the announcement or pendency of this Agreement and actions announced concurrent with the announcement of this Agreement, including (A) actions by competitors, (B) actions taken by or losses of executives, employees, customer and suppliers, (C) delays or cancellations of orders for products or services, or (D) any litigation;

(xi)           any Effect arising out of or related to any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement;

(xii)          any action required to be taken under applicable Legal Requirements;

(xiii)         any changes in applicable Legal Requirements or in GAAP (or in the interpretations thereof); or

(xiv)        any matters expressly set forth in the Disclosure Schedule.

(q)           “MOFCOM” shall mean the Ministry of Commerce of the PRC.

(r)            “Nasdaq” shall mean the Nasdaq Global Select Market.

(s)           “NDRC” shall mean the National Development and Reform Commission of the PRC.

(t)            “Permits” shall mean all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities.

(u)           “Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in the ordinary course of business, and (vi) liens in favor of customs and revenue authorities arising as a matter of an applicable Legal Requirement to secure payments of customs duties in connection with the importation of goods.

(v)           “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(w)          “PRC” shall mean the People’s Republic of China.

(x)            “SAFE” shall mean the State Administration of Foreign Exchange of the PRC.

(y)           “SEC” shall mean the U.S. Securities and Exchange Commission.

(z)            “Securities Act” shall mean the Securities Act of 1933, as amended.

(aa)         “Subsidiaries” shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

1.2           The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section where Defined

Accredited Investor	4.4
Acquisition Proposal	6.2(b)(ii)
Agreement	Preamble
Board	3.4(c)
Closing	2.2
Company	Preamble
Company Balance Sheet	3.4(b)
Company Financials	3.4(b)
Company Permits	3.11(b)
Company SEC Reports	3.4(a)
correspondence	6.4(a)
Disclosure Schedule	3
Exchange Act	6.2(b)(i)
Irreparable Breach	6.7(c)
Non-U.S. Person	4.9(d)
PRC Approvals	4.10

Term	Section where Defined

Preferred Stock	3.2(a)
Purchase Shares	2.1
Purchaser	Preamble
Regulation S	Recitals
Restricted Period	4.9(b)(iv)
Stockholders Rights Agreement	Recitals
Superior Offer	6.2(b)(ii)(3)
Trade Secrets	1(l)
U.S. Person	4.9(c)
United States	4.9(c)

2.             Purchase and Sale of the Purchase Shares.

2.1           Purchase and Sale.  At the Closing, the Company hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase, for a purchase price of US$2.20 per share, 11,363,636 shares of Common Stock (the “Purchase Shares”) for an aggregate purchase price of US$24,999,99.20.

2.2           Closing.  As soon as practicable following satisfaction or waiver (to the extent permitted hereunder) of all the conditions precedent set forth in Section 5.1 and Section 5.2 below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), at the closing (the “Closing”), the Company shall issue and sell the Purchase Shares to the Purchaser.  The Closing shall take place remotely through the exchange of signature pages and documents electronically or by facsimile.

2.3           Deliveries.  At the Closing, the Purchaser shall pay to the Company the aggregate purchase price for the Purchase Shares.  Such payments shall be made by wire transfer of U.S Dollars to a bank account of the Company in accordance with the Company’s wire instructions.  The Company shall, at the Closing, issue and deliver to the Purchaser a certificate representing the Purchased Shares, registered in the name of the Purchaser.

3.             Representations and Warranties of the Company.  Except as set forth in (i) the Company SEC Reports (excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly predictive or forward-looking in nature; provided, however that (1) any historical facts related to the Company and (2) any specific exposure or effect faced by the Company emanating from specifically disclosed facts contained within any such disclosure shall be deemed disclosed for purposes of the representations and warranties set forth in this Section 3), and (ii) in the Disclosure Schedule delivered in connection with this Agreement (the “Disclosure Schedule”), which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to the Purchaser as follows:

3.1           Organization; Good Standing; Qualification.  The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (when such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2           Capitalization.

(a)           Capital Stock.  The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.00125 per share (“Preferred Stock”).  At the close of business on December 31, 2009: (i) 130,094,989 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock were issued and held by the Company in its treasury; and (iii) no shares of Preferred Stock were issued and outstanding.  All of the outstanding shares of capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           Stock Options; Restricted Stock Units.  As of the close of business on December 31, 2009: (i) 9,779,242 shares of Common Stock are subject to issuance or have been issued and subject to release pursuant to Company Options and Company Restricted Stock Units; and (ii) 906,440 shares of Common Stock are reserved for future issuance under the Company Purchase Plan.  All shares of Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized and validly issued, fully paid and nonassessable.  Except for outstanding Company Options and Company Restricted Stock Units, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Company.

(c)           Other Securities.  Except as otherwise set forth in this Section 3.2 and in that Common Stock Purchase Agreement between the Company and the investors set forth therein dated as of the date hereof, as of December 31, 2009, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Common Stock, all outstanding Company Options, all Company Restricted Stock Units and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and other material Legal Requirements.

3.3           Authorization; Non-Contravention.

(a)           Authorization.  All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the Stockholders Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Purchase Shares has been taken prior to the date hereof, and each of this Agreement and the Stockholders Rights Agreement, when validly executed by the Purchaser, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Stockholders Rights Agreement may be limited by applicable federal or state securities laws.

(b)           Non-Contravention.  The execution, delivery and performance of this Agreement and the Stockholders Rights Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Purchase Shares) will not (i) result in a violation of the Company’s Certificate of Incorporation or Bylaws (each as amended to date), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the consents set forth in Section 3.5, result in a violation of any Legal Requirement applicable to the Company or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.4           SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings.  As of the date hereof, the Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2007.  All such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC have been made available to the Purchaser or are publicly available in the Interactive Data Electronic Applications database of the SEC.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as amended, are referred to herein as the “Company SEC Reports.”  As of their respective dates (or if subsequently amended or supplemented, on the date of such amendment or supplement), the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports.  Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”): (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.  The balance sheet of the Company as of September 30, 2009 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet which, individually or in the aggregate, would have a Material Adverse Effect on the Company, except for (A) liabilities set forth, recognized or disclosed on the Company Balance Sheet, (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business, and (C) liabilities incurred pursuant to this Agreement.

(c)           Internal Controls.  The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company (the “Board”), and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and its Subsidiaries, taken as a whole, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

3.5           Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. federal and state securities; (ii) such clearance and approvals as may be required from CFIUS with respect to the transaction, such clearance and approval obtained as of the date hereof; (iii) such filings, registrations and qualifications as may be required by Nasdaq in connection with the issuance of the Purchase Shares; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made (A) would not reasonably be expected have a Material Adverse Effect on the Company, or (B) would not prevent consummation of the transactions contemplated hereunder or otherwise substantially impair the parties hereto from performing their respective obligations hereunder.

3.6           Brokers or Finders.  The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than with respect to arrangements with Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to services provided in connection with the financing of the Company consummated by this Agreement.

3.7           Nasdaq.  The Common Stock is listed on Nasdaq, there are no proceedings to revoke or suspend such listing and the Company has not received any notice from Nasdaq, nor does the Company have Knowledge of any reason that the Company does not meet the listing or maintenance requirements for continuing listing on such exchange.

3.8           Valid Issuance of the Purchase Shares.  The Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement and upon payment of the purchase price therefor, will be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Liens (other than restrictions on transfer imposed by U.S. law (both state and federal) or other applicable securities laws and as set forth in the Stockholders Rights Agreement).

3.9           Offering.  Provided that the representations and warranties made by the Purchaser herein are complete, true and accurate, then the offer, issuance and sale of the Purchase Shares pursuant hereto will be exempt from the registration requirements of Section 5 of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable U.S. state securities laws.  Neither the Company nor any agent on its behalf has solicited any offers to sell or has offered to sell all or any part of the Purchase Shares to any person or persons so as to bring the sale of such securities within the registration and/or qualification provisions of the Securities Act or any applicable U.S. state securities laws.

3.10         No Material Adverse Effect.  Since September 30, 2009, no event or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.11         Intellectual Property.

(a)               The Company Intellectual Property is owned by the Company or its Subsidiaries free and clear of Liens, other than (i) Permitted Liens, (ii) encumbrances,

restriction or other obligations arising under any6 of the Company Intellectual Property Agreements,  or (iii) Liens that would not have a Material Adverse Effect on the Company.

(b)               The Company and each of its Subsidiaries has taken reasonable steps consistent with applicable industry practice to protect and preserve the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as Trade Secrets, and, to the Knowledge of the Company, there is no misappropriation from the Company of such Trade Secrets by any Person, except where such misappropriation would not have a Material Adverse Effect on the Company.

(c)               To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services is infringing upon or otherwise violating the Intellectual Property of any third party, except where such infringement would not have a Material Adverse Effect on the Company.

(d)               As of the date of this Agreement, the Company has not received notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened in writing with respect to any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property of such third party.  As of the date of this Agreement, to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the material Company Intellectual Property.

(e)               The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company Intellectual Property, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Lien on any Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.

3.12         Compliance; Permits.

(a)               Compliance.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company.  As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries.  There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)               Permits.  The Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”).  As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Company, threatened.  The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.13         Litigation.  As of the date hereof, there are no claims, suits, actions or proceedings or, to the Knowledge of the Company, pending or overtly threatened in writing against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company.

3.14         Ownership of Assets.  Other than Permitted Liens and other than with respect to any Company Intellectual Property, to the Knowledge of the Company, there are no Liens over or affecting the whole or any part of the material assets of the Company.

4.             Representations, Warranties and Covenants of the Purchaser.  The Purchaser represents and warrants to the Company as follows:

4.1           Authorization.  All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and the Stockholders Rights Agreement, the performance of all obligations of the Purchaser hereunder and thereunder has been taken prior to the date hereof, and each of this Agreement and the Stockholders Rights Agreement, when validly executed by the Company, constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Stockholders Rights Agreement may be limited by applicable federal or state securities laws.

4.2           Purchase Entirely for Own Account.  The Purchase Shares to be purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser is not a party to any contract, understanding, agreement or arrangement with any person to sell, transfer or otherwise dispose of any of the Purchase Shares purchased by it.

4.3           Receipt of Information.  The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Purchase Shares and the business, properties, prospects and financial condition of the Company and obtain additional information (to the extent the Company possessed such information or could acquire such information without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the  right of the Purchaser to rely thereon. The Purchaser acknowledges and understands that no Person other than the Company has been authorized to give any representations not contained in this Agreement in connection with the issuance and sale of the Purchase Shares and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

4.4           Accredited Investor.  Unless otherwise expressly indicated to the Company, (a) the Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited Investor)”, or (b) if the Purchaser was formed for the specific purpose of acquiring the Purchaser Shares, then each shareholder or member of the Purchaser is an Accredited Investor.

4.5           Investment Experience.  The Purchaser is experienced in evaluating and investing in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of the investment in the Purchase Shares.

4.6           Rule 144.  The Purchaser understands that the Purchase Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Shares or on an available exemption from registration under the Securities Act, the Purchase Shares must be held indefinitely.  In particular, the Purchaser is aware that the Purchase Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.  Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

4.7           Reliance on Purchaser’s Representations.  The Purchaser understands that the Purchase Shares being offered and sold to it will not be registered under the Securities Act or any other applicable securities laws on the ground that such issuance will be exempt from the registration requirements of U.S. federal, state and other applicable securities laws, and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchase Shares.

4.8           Legends.  Each certificate representing any of the Purchase Shares shall be endorsed with the applicable legend set forth below and any other legends required by applicable law, and the Purchaser covenants that, except to the extent such restrictions are waived in writing by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO UTSTARCOM, INC., THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS FOR SUCH OFFER, SALE OR TRANSFER IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.  THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

4.9           Investment Representations, Warranties and Covenants by Non-U.S. Persons.  The Purchaser, if it has indicated that it is not an Accredited Investor, hereby represents and warrants to the Company as follows:

(a)           This Agreement is made by the Company with the Purchaser, who is a Non-U.S. Person, in reliance upon such Non-U.S. Person’s representations, warranties and covenants made in this Section 4.9.

(b)           Such Non-U.S. Person has been advised and acknowledges that:

(i)            the Purchase Shares have not been registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii)           in issuing and selling the Purchase Shares to such Non-U.S. Person pursuant hereto, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act;

(iii)          it is a condition to the availability of the Regulation S “safe harbor” that the Purchase Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the date of the applicable Closing; and

(iv)          notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” after the applicable Closing (the “Restricted Period”), the Purchase Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. Person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person.

(c)           As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. Person” (as defined in Regulation S) means:

(i)            a natural person resident in the United States;

(ii)           any partnership or corporation organized or incorporated under the laws of the United States;

(iii)          any estate of which any executor or administrator is a U.S. Person;

(iv)          any trust of which any trustee is a U.S. Person;

(v)           any agency or branch of a foreign entity located in the United States;

(vi)          any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(vii)         any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii)        a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(d)           As used herein, the term “Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2) of the Securities Act.

(e)           Such Non-U.S. Person agrees that with respect to the Purchase Shares, until the expiration of the Restricted Period:

(i)            such Non-U.S. Person, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Purchase Shares, or any beneficial interest therein in the United States or to or for the account of a U.S. Person;

(ii)           notwithstanding the foregoing, the Purchase Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. Person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person; and

(iii)          such Non-U.S. Person shall not engage in hedging transactions with regard to the Purchase Shares unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of the Purchase Share, except for transferees pursuant to an effective registration statement. Such Non-U.S. Person agrees that after the Restricted Period, the Purchase Shares may be offered or sold within the United States or to or for the account of a U.S. Person only pursuant to applicable securities laws.

(f)            Such Non-U.S. Person has not engaged, nor is it aware that any party has engaged, and such Non-U.S. Person will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Purchase Shares.

(g)           Such Non-U.S. Person: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. Person and is not acquiring the Purchase Shares for the account or benefit of any U.S. Person; and (iii) at the time of the applicable Closing, the Non-U.S. Person or persons acting on Non-U.S. Person’s behalf in connection therewith will be located outside the United States.

(h)           At the time of offering to such Non-U.S. Person and communication of such Non-U.S. Person’s order to purchase the Purchase Shares and at the time of such Non-U.S. Person’s execution of this Agreement, the Non-U.S. Person or persons acting on Non-U.S. Person’s behalf in connection therewith were located outside the United States.

(i)            Such Non-U.S. Person is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(j)            Such Non-U.S. Person acknowledges that the Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 4.9 and shall transfer such shares on the books of the Company only to the extent consistent therewith. In particular, such Non-U.S. Person acknowledges that the Company shall refuse to register any transfer of the Purchase Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

4.10         Governmental Consents.  Other than the approvals as set forth in Schedule 4.10 attached hereto (the “PRC Approvals”), no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

4.11         Sufficient Funds.  As of the date hereof, the Purchaser has, and will have at all times until the Closing, sufficient accessible funds to purchase its Purchase Shares upon the terms contemplated by this Agreement and to pay all fees and expenses associated therewith.

4.12         No Other Representations and Warranties.  Except for the representations and warranties contained in Article III, the Purchaser acknowledges and agrees that the Company makes no other express or implied representation or warranty with respect to the Company, its business or the transaction contemplated hereby.

5.             Conditions Precedent to Closing.

5.1           Conditions to the Obligation of the Purchaser to Consummate the Closing.  The obligation of the Purchaser to consummate the Closing and to purchase and pay for the Purchase Shares being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties; Covenants.

(i)    Each of the representations and warranties of the Company in Section 3 shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the date of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

(ii)          The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement prior to the date of Closing.

(b)                                 Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Entity, including, but not limited to, the PRC Approvals, that are required in connection with the lawful issuance, sale and purchase of the Purchase Shares, and the purchase and the procurement of foreign exchange for payment of the Purchase Price, pursuant to this Agreement shall have been duly obtained and effective as of the Closing.

(c)                                  Stockholders Rights Agreement.  The Stockholders Rights Agreement shall remain in full force and effect.

(d)                                 Board Composition.  Effective as of the Closing, the Board shall include (but not be limited to) the following individuals (unless any such individual is unable or unwilling to serve on the Board):  Peter Blackmore, Baichuan Du, Xiaoping Li, Hong Liang Lu, Bruce J. Ryan, Thomas J. Toy and William Wong.

(e)                                  Chief Executive Officer.  The Board shall have approved the appointment of Jack Lu as Chief Executive Officer of the Company pursuant to the terms of the offer letter between Mr. Lu and the Company, dated as of the date of this Agreement, offering him the position of Chief Executive Officer of the Company and such appointment and offer letter shall not have been revoked, amended or superseded.

5.2                                 Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to consummate the Closing and to issue and sell the Purchase Shares to the Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties; Covenants.

(i)             Each of the representations and warranties of the Purchaser in Section 4 shall be true and correct as of the date of this Agreement and as of the date of the Closing as though made at that time.

(ii)          The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement prior to the date of Closing.

(b)                                 Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Purchase Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(c)                                  Payment.  The Purchaser shall have paid the purchase price to the Company as set forth in the Section 2.3(a).

(d)                                 Stockholders Rights Agreement.  The Stockholders Rights Agreement shall remain in full force and effect.

6.                                       Miscellaneous Provisions.

6.1                                 Public Statements or Releases.  None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided, that nothing in this Section 6.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy any Legal Requirements applicable to it, but to the extent not inconsistent with such Legal Requirements, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.  Notwithstanding the foregoing, prior written consent of the other parties will not be required for the Company to issue press releases or make governmental filings relating to the sale and issuance of the Purchase Shares pursuant to this Agreement and the Company hereby agrees to make public announcement of such sale and issuance upon the signing of this Agreement.

6.2                                 Further Assurances; Exclusivity and Superior Offer; Covenants.

(a)                                  Further Assurances.  Each party agrees to act in good faith and use commercially reasonable efforts to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other parties to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

(b)                                 Exclusivity and Superior Offer.

(i)             Exclusivity.  From the date hereof until the Closing, and unless this Agreement is terminated in accordance with Section 6.14, the Company, its subsidiaries and their respective directors, officers and representatives shall not, directly or indirectly, enter into, or commence, any discussions with any third party for the sale and issue of a material number of shares of Common Stock or a material portion of the business of the Company.  Nothing in this Agreement shall prohibit the Company from issuing a “stop-look-listen” communication pursuant to Rule 14d-9(f) promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or taking and disclosing to its stockholders a position as required by Rule 14d-9 or 14e-12 promulgated under the Exchange Act.

(ii)          Superior Offers.  Notwithstanding anything to the contrary contained in Section 6.2(b)(i), in the event that the Company receives an unsolicited, bona fide offer for the acquisition of 100% of the equity or assets of the Company (an “Acquisition Proposal”) from a third party that the Board has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer (as defined below), the Company may then take the following actions provided that the Board concludes in good faith (after consultation with their outside legal advisors) that failure to do so could be inconsistent with their fiduciary duties under applicable law:

(1)                                  Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives the Purchaser written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to the Purchaser (to the extent such nonpublic information has not been previously so furnished).

(2)                                  Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives the Purchaser written notice of the Company’s intention to enter into negotiations with such third party and during such negotiations provides Purchaser with copies of all written proposals delivered by such third party, keeps Purchaser updated regarding negotiations and discussions in a reasonably timely manner and provides the Purchaser the opportunity to fully participate as an observer in all such negotiations and discussions.

(3)                                  In the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer.

For purposes of this Agreement, “Superior Offer,” shall mean an Acquisition Proposal by a third party with terms that the Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the Acquisition Proposal, including without limitation any proposed conditions to consummation, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the transaction contemplated hereunder, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board.

(c)                                  Government Consents. Notwithstanding the generality of Section 6.2(a) above, to the extent applicable, the Purchaser covenants to use its commercially reasonable efforts to obtain all necessary government approvals, including without limitation, the PRC Approvals, required for it to complete the transactions contemplated by this Agreement and, as promptly as practicable after the date hereof, the Purchaser shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity required in connection with this Agreement and the transactions contemplated hereby.  The Purchaser will notify the Company promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any requests by any officials of any Governmental Entity for amendments or supplements to, or additional information in connection with, any filings made pursuant hereto.  In addition,  the Purchaser shall use best endeavors to furnish such information, supply such documents, give such undertakings and do all such acts and things may be reasonably required by any other Governmental Entity in relation to or arising out of the transactions contemplated hereby.

(d)                                 Conduct of Business by the Company.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, Disclosure Schedule or required to consummate the transaction contemplated hereunder, or to the extent that the Purchaser shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and consistent with the Company’s plan’s  for managing its business and other operations and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, (iii) make no material change to the compensation arrangement or agreement with the Chief Executive Officer and other key employees of the Company, (iv) not sell, assign or transfer any material Company Intellectual Property other than in the ordinary course of business, (iv) not initiate and shall use commercially reasonable efforts to not allow, any material change or amendment to, or termination of, a material contract to which the Company or a Subsidiary is a party (other than termination through ordinary course expiration of its terms), (v) not declare or pay any dividends, and (vi) use commercially reasonable efforts consistent with past practices and policies and its existing restructuring plans to (x) preserve substantially intact its present business organization, (y) keep available the services of its present executive officers and employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has significant business dealings.  In addition, the Company shall promptly notify in writing the Purchaser of any event that it believes could reasonably be expected to lead to a Material Adverse Effect on the Company.

6.3                                 Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

6.4                                 Notices.

(a)                                  Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by international courier, facsimile, electronic mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  Where a notice is sent by overnight courier, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through an internationally recognized express courier service, delivery fees pre-paid, and to have been effected three (3) business days following the day the same is sent as aforesaid.  Where a notice is delivered by facsimile, electronic mail, by hand or by messenger, service of the notice shall be deemed to be effected upon delivery; provided that facsimile or electronic mail alone does not constitute an effective notice.

(b)                                 All correspondence to the Company shall be addressed as follows:

UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, CA 94502
Facsimile: (510) 864-8802
Email: legal.notice@utstar.com
Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Facsimile: (650) 493-6811
Attention: Carmen Chang and Scott Anthony

(c)                                  All correspondence to the Purchaser shall be addressed as follows:

Beijing E-town International Investment and Development Co., Ltd

Bldg 61, 2 JingYuanBeiJie, Beijing Development Area

Beijing 100176

P. R. China

Facsimile: +86 (10) 6786-2607

Attn: Xu Wei

(d)                                 Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

6.5                                 Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

6.6                                 Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

6.7                                 Governing Law; Arbitration; Injunctive Relief.

(a)                                  This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of California and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b)                                 Other than as set forth in Section 6.7(c), each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, may be settled by arbitration to be held in County of Santa Clara, State of California, in accordance with the rules then in effect of the American Arbitration Association, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the non-exclusive jurisdiction of the State of California in any such arbitration or to the jurisdiction of state of federal courts in the state of California in any of the legal actions or claims.  If submitted to arbitration in any jurisdiction, the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(c)                                  Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”).  Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any court of law of competent jurisdiction, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action.  Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

6.8                                 Amendment.  This Agreement may not be amended, modified or terminated, and no rights or provisions may be waived, except with the written consent of the Company and the Purchaser.

6.9                                 Expenses.  Each party will bear its own costs and expenses in connection with the drafting and negotiation of this Agreement and the Stockholders Rights Agreement.

6.10                           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section 6.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the preceding, the Purchaser may assign its rights herein to any wholly-owned subsidiary without the consent of the Company provided that any such assignment shall not relieve the Purchaser of any liability hereunder.

6.11                           Survival.  The respective representations and warranties given by the parties hereto shall terminate upon the earlier of (i) the first anniversary of the Closing, and (ii) the date on which this Agreement is terminated in accordance with Section 6.14 of this Agreement.  Notwithstanding any applicable statute of limitations, any claim with respect to the failure of a representation or warranty to be true and correct (other than as a result of fraud or willful misconduct) that is not asserted within such timeframes may not be pursued and is hereby irrevocably waived after such time.  Notwithstanding the preceding, the representations and warranties given by the Company shall terminate immediately with respect to the Purchaser  if it has sold all the Purchased Shares it purchased hereunder and with respect to any Purchased Shares that have been sold by the Purchaser.  Each party hereby agrees that, before bringing any claim with respect to the failure of a representation or warranty to be true and correct, it shall give the other party or parties reasonable notice of such failure and reasonable time to cure such failure.

6.12                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and in accordance with the provisions of Section 6.8 hereof.

6.13                           Counterparts; Reproductions.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more parties and delivered by such party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.

6.14                           Termination.

(a)                                  This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(i)                                     at any time by mutual consent of the Company and the Purchaser; or

(ii)                                  by either the Company or the Purchaser if the Closing has not occurred within 90 days of the date hereof; provided, however, that the right to terminate this Agreement under this Section 6.14(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure or failure to act constitutes a material breach of this Agreement.

(b)                                 If terminated, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors or affiliates; provided, however, that (1) each party shall remain liable for any breach of this Agreement prior to its termination (subject to the limitations set forth herein, including, without limitation, Section 6.11), and (2) the provisions of this Section 6 (other than Section 6.2) shall remain in full force and effect and survive any termination.

(Remainder of Page Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

UTSTARCOM, INC.

By:	/s/ PETER BLACKMORE

Name:	Peter Blackmore
Title:	Chief Executive Officer

SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER

BEIJING E-TOWN INTERNATIONAL INVESTMENT AND DEVELOPMENT CO., LTD.

By:	/s/ GUANGYI ZHAO

Name:	Guangyi Zhao
Title:	President

SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT

Schedule 4.10

PRC APPROVALS

1.                                       Confirmation  letter issued by the National Development Reform Commission (“NDRC”) for the project information report;

2.                                       Approval issued by the relevant State-owned Assets Supervision and Management Commission;

3.                                       Verification and approval issued by NDRC Beijing Branch for the outbound investment project;

4.                                       Verification and approval issued by NDRC for the outbound investment project;

5.                                       Approval issued by the State Administration of Foreign Exchange (“SAFE”) Beijing Branch for the prior phase report form regarding outbound investment;

6.                                       Verification and approval issued by the Ministry of Commerce Beijing Branch for the application form for outbound investment; and

7.                                       Foreign exchange registration certificate of the outbound direct investment issued by the SAFE Beijing Branch for foreign exchange registration application form of the outbound direct investment.

Exhibit A

STOCKHOLDERS RIGHTS AGREEMENT